Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-288957, 333-181148, 333-198676 and 333-239756) of Tilly’s, Inc. (the “Company”) of our report dated April 9, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Costa Mesa, California

April 9, 2026